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Spirit Airlines, Inc.

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Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: May 18, 2022

The following is a transcript of a presentation by JetBlue Airways Corporation (“JetBlue”) Chief Executive Officer Robin Hayes and Chief Financial Officer Ursula Hurley at Bank of America, N.A.’s “Securities 2022 Transportation, Airlines, and Industrials Conference,” held on May 17, 2022.

CORPORATE PARTICIPANTS

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Ursula Hurley

Chief Financial Officer, JetBlue Airways Corp.

OTHER PARTICIPANTS

Fitz Middleton

Analyst, Bank of America

MANAGEMENT DISCUSSION SECTION

Fitz Middleton

Analyst, Bank of America

Good afternoon, and welcome, everyone, to our next presentation. I’m Fitz Middleton, the industrial specialty salesperson at Bank of America, and we’re thrilled to have JetBlue with us today. From JetBlue on the stage, you can see we have Robin Hayes, the CEO; and we have Ursula Hurley, CFO. On behalf of Bank of America, thank you both for being here and supporting the conference in person. It’s a pleasure to have you here.

So the plan will be Robin is going to kick us off with some comments, what’s on his mind. I’m sure you’ve had a busy day full of meetings, so we’d love to hear about that. And then we will turn it over to Q&A and open to the audience for questions. So, Robin, thank you again for – both of you for being here, and the floor is yours.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Thanks, Fitz. Okay. I’m going to go over here, because I do have a few prepared remarks on one subject in particular. But first of all, thank you, everyone, for staying here this afternoon for the 4:00 shift. Also, isn’t it great to be back in person? So no wonder all the revenue numbers are going up because all this business travel is just fantastic.

In addition to Ursula from the JetBlue team, we have Scott and Joe from our Investor Relations team. And for the first time ever, I brought antitrust attorneys to our investor meetings because that’s what we had most conversations about, so Rich and Jessica, our partners at Shearman & Sterling over there as well.

So, Joe, you put this on pink paper, and it’s a bit hard to read in low light, so maybe – but we’re webcasting it so they wanted me to stick to the script. Anyway, thanks very much. So I’d like to talk today about our proposed acquisition of Spirit Airlines. We put a lot of effort into this, because it has the potential to deliver more value and more certainty for all the stakeholders at both companies. We are confident it’s going to create a bigger, better JetBlue, delivering more low fares and great service for our customers, as well as more opportunities for team members and crew members of both companies.

With that in mind, we felt we had a responsibility to bring our proposal directly to Spirit shareholders. We’ve already heard from some of them who wanted the option to vote against the Frontier transaction, and given the value being left on the table, we decided to take action. While it may appear that this decision was one we made quickly, there was literally years of analysis and consideration behind it.

We have a long history at JetBlue of periodically evaluating strategic alternatives to enhance our competitive position in the industry. And we’ve been considering Spirit as a strategic alternative for some time. But the moment to outreach never seemed quite right. But when they announced the Frontier transaction without having previously reached out to us, we saw that as an opportunity. We thought that any rational, reasonable board should welcome a potentially superior offer, especially one with such a premium and with so much strategic logic.

But it didn’t turn out the way we expected. I’ll talk a little bit more about that. But suffice to say, we’ve ended up with a Vote No proxy campaign and an all-cash tender offer as a way to get Spirit shareholders – to give Spirit shareholders the say in determining which transaction is indeed superior, something that Spirit shareholders had already let us know they wanted.

Ultimately, the goal is to give the Spirit shareholders the opportunity to compel the Spirit board back to the negotiating table with us. Our proposal is clearly superior for the Spirit shareholders, and we are passionate about bringing out award-winning products and low fares to more customers throughout the country. I know there’s been a lot in the news and many people showing their opinions on this deal. Airline mergers always cause a lot of talk and speculation, but let’s look at the facts. It’s important to sit back and level set, because the Spirit shareholders have an important decision to make, a decision that affects the ability for airline competition to grow and flourish for years to come.

As I mentioned, this transaction would benefit all stakeholders, including JetBlue’s crew members, customers, and owners. For our shareholders, the combination would result – would accelerate our organic growth plan and enhance our financial return profile, approximately doubling our annual revenue growth through the middle of the decade and driving significant margin and earnings accretion.

We recognize the realities that our industry is facing over the coming several years, ranging from limited aircraft order books to pilot shortages to constrained airport real estate in some locations. We believe we have a unique opportunity with Spirit integrating all their bus fleet and order book to provide a platform for efficient and sustainable growth, and to ensure valuable access to airport facilities to turbocharge our focus city strategy while further diversifying our network. And in doing so, we reinvigorate our culture and ensure that JetBlue remains a truly great place to work, something we’re very proud of. We’ve always had a deep admiration for the team members at Spirit, and look forward to bringing together the best of both companies.

This is an extremely compelling, value-creating opportunity that would significantly enhance our strategic market position and long-term earnings power, which in turn will allow us to quickly de-lever the balance sheet again post-close.

For our customers, our focus is on increasing competition among US carriers, and it didn’t start with just this Spirit proposal. We have been long advocating for government policies and competitive access so we can level the playing field and bring competition to the legacy carriers, whether it was our entry into the transatlantic market, entry to legacy hubs like Atlanta and South Florida, or travel between the East Coast and West Coast, which we transform with our Mint experience. Our brand is built on our proven track record of bringing low fares and award-winning service to new markets.

That’s what we’re known for, and any attempt to label us otherwise flies in the face of our 20-year-plus history as a low-fare airline. JetBlue customers do not have to choose between low fare and a great experience. And there’s really no other airline in the US that sits in the sweet spot of low fares and great service like we do. And that’s why we have such a powerful competitive effect on legacy pricing, known as the JetBlue Effect, why wouldn’t you want more of that on a national scale? We will gladly accept the challenge of going up against the legacy carriers in more markets. When JetBlue comes to down, you don’t just pay a lower fare on us, you end up paying a lower fare on the other airlines, too.

Competition in the US faces a big challenge that we’ve been flagging for years: the Big Four airlines controlling 80% of the market. Our proposed acquisition of Spirit would create a national low-fare challenger to the Big Four, helping us immediately grow from a 5% player to an 8% player, and bring our unique value proposition to even more customers across the country. Our combined network would turbocharge our focus city strategy, strengthening relevance for customers with greater schedule depth and increased connectivity options. We firmly believe this is the best path for promoting competition in the airline industry.

This track record is the foundation of our confidence in our ability to get this transaction approved. Creating an even bigger, better JetBlue is better for airline competition. Bringing the JetBlue Effect to more customers, our own and other airlines customers will generate more benefits and more competition than combining two ULCCs alone. Based on economic analysis, using DOT’s own data, JetBlue’s presence on a nonstop route decreases legacy fares by about 16%, which is about 3 times as much as an ultra-low-cost carrier. That’s the JetBlue Effect in action.

I know we are in litigation with the DOJ right now, but even in their complaint, they applaud the JetBlue Effect, and it’s specifically called out. On that point, Spirit has presented the overly simplistic assertion that just because the DOJ is suing over the NEA, they will block the transaction. If you think about that proposition with the benefit of just a few facts, you’ll immediately see how wrong it is. The DOJ will look at every transaction on its own merits. And if we look at what they’ve said in the NEA complaint, remember, this is not us saying, this is what the DOJ had said in the NEA complaint, that we know that the DOJ recognizes and acknowledges the JetBlue Effect and thinks it’s good for consumers.

This rationale supports the JetBlue-Spirit transaction, because it will enable us to expand the JetBlue Effect to more consumers and in more geographies. Making assumptions about the DOJ’s reaction to this transaction, based solely on an inaccurate representation of their position in the NEA litigation, is just wrong.

In addition, I am very confident that we will win the NEA litigation in court later this year. But ultimately, win or lose, the outcome is irrelevant to the Spirit transaction. Our proposal contemplates a remedy package, including the divestiture of all Spirit assets in the airports covered by the Northeast Alliance. And if we win in court, as we expect, Spirit’s concerns will be mute, and it will be clear that the NEA is in fact pro-competition and enhancing competition. If we were to lose, not a result that we expect, but if we were to lose, it would be off the table anyway. So the NEA is a red herring.

On the regulatory front, Spirit would have you ignore the current regulatory climate and think Frontier’s odds are 100%, while [ph] ours are put at (10:15) significantly less. Neither is true. Both deals are subject to regulatory review, and we believe that both deals have a similar risk profile. Both transactions would create the number five player with a similar market share. JetBlue-Spirit would be about 8%; JetBlue-Frontier about 7%.

But Frontier faces high risk and a high hurdle, given that they actually overlap with Spirit on twice as many nonstop routes as JetBlue. And Frontier has more overlap in flights, seats, and ASMs than JetBlue in the metropolitan areas served by both. While the Spirit brand would retire in our proposed combination, the ULCC competition is vibrant and will continue to grow substantially. We’re seeing a lot of ULCC growth right now.

Right out of the gate, there were a lot of questions whether Frontier and Spirit could get this – that deal done. We all understand the current antitrust landscape. So it’s quite disingenuous for Spirit to imply a transaction with Frontier will be any easier. Frontier are not offering any meaningful shareholder protections or divestiture commitments. All things being equal on the regulatory front, Spirit shareholders are much better off with a JetBlue offer. Our deal is worth more in a failure, and it’s worth more as a success, essentially, the same percentage of risk exposure – for essentially the same risk exposure.

So we have a compelling story on the competitive effect that JetBlue brings to the table and a thoughtful and realistic analyst – analysis of the regulatory environment. Then why won’t the Spirit board take us seriously? You don’t have to look much further than the history of Spirit and Frontier and Spirit’s proxy statement. It is clear that the two airlines have been contemplating a merger for years, and that there is a deep history and relationship between Frontier’s controlling shareholder and members of the Spirit board.

It is noticeable that five of Spirit’s eight current board members will end up on the board of the combined company. When you look at their proxy, you see all the work that they put into this transaction. They met repeatedly over many months. Frontier’s controlling shareholder met with the Spirit CEO and Spirit Chair on numerous occasions. They even lunch together. Volumes of data and diligence were shared, and in those months of discussions, they never bothered to do a simple market check to see if there were any buyers who were interested. They put themselves up for sale without exploring their options.

Now look at Spirit’s engagement with JetBlue, which is outlined actually in both of our SEC filings. After we sent the original proposal, they did not respond for a week. The Spirit Chair refused to accept a call from the JetBlue Chair. Despite all the calls and discussions Spirit had with Frontier’s Chair about the transaction, Spirit’s Chair never once felt the need to substantially, substantively engage with our Chair. Over the course of a month, we had one phone call between JetBlue leaders and Spirit leaders.

They did not offer us access to the same data room and diligence information they allowed Frontier to have, and they responded to less than 20% of our information requests, which were completely customary in the context of a traditional M&A diligence. Despite this limited engagement, we submitted a enhanced proposal on Friday, April 29, with significant regulatory commitments in response to requests from Spirit. But on Monday morning, May 2, we woke up to a public rejection. No question, no meeting requests, no follow-up, nothing. It was not reasonable for us to expect – it was not unreasonable, I should say, for us to expect the same level of engagement and access as Frontier. There is no question that this simply did not happen.

So when Spirit says we had a full and constructive engagement, it feels like a recasting of events. I think it’s pretty clear that the Spirit board was set on a deal with Frontier, and did the minimal amount of engagement possible to respond to our clearly superior offer. As a result, we’re moving [ph] forward with our effort (14:42) to acquire Spirit by filing a Vote No proxy statement, urging Spirit shareholders to vote against the inferior, high-risk, and low-value Frontier transaction at their upcoming special meeting. We also commenced an all-cash tender offer to purchase Spirit at $30 a share. We believe a no vote will compel the Spirit board to come back and negotiate with us in good faith, which, unfortunately, up to this point, they have refused to do, to the detriment of Spirit shareholders.

Let me be clear. If Spirit shareholders do vote this transaction down, there is no way forward for JetBlue to succeed with this offer. The transaction will be finding – be binding and enforceable with no remaining decisions for any shareholders, unless they voted no and requested an appraisal. So it is critical for shareholders to vote against this deal and preserve the ability for the JetBlue proposal to move forward.

Our current proposal is not only clearly superior, offering more value and certainty, but it’s also in the best interest of crew members, team members, customers, and shareholders of both JetBlue and Spirit. We have offered Spirit shareholders an all-cash offer of $30 per share, with the potential to go up to $33, if we can have the same diligence opportunity as Frontier. This is a significant premium, a 77% premium from Spirit’s closing price last Friday, and a 60% premium to the value of Frontier’s transaction as of close last Friday, the day before our tender offer went public. And it offers significantly more value certainty compared to Frontier’s mostly stock deal, which has already declined by approximately $770 million since it was announced.

We have also put in a reverse break-up fee and divestiture commitments, offering shareholders substantially more regulatory certainty. And we are serious. Our offer is fully financed by Goldman Sachs and Bank of America. We are passionate that this is the best opportunity for all of our stakeholders, and we are urging Spirit shareholders to vote no and tender their shares to us, sending a clear message to the Spirit board that it’s time to consider our offer.

With that, I’m happy to take your questions.

QUESTION AND ANSWER SECTION

Fitz Middleton Analyst, Bank of America	Q

Great. Thanks, Robin. So maybe I’ll start it off, and then we’ll open it up to the audience, if there’s – maybe dive into two of the topics that you brought up.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Sure.

Fitz Middleton Analyst, Bank of America	Q

You mentioned that your antitrust team is here. I imagine that regulatory approval has been the most common question in the meetings today. Is that fair and/or is that accurate? And kind of what specifics do you think shareholders or investors are most focused on, when it comes to getting the deal – any potential deal across the finish line, not just kind of comparing the odds of the two?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Sure. No, yes, I mean, obviously, to bring our antitrust attorneys to a shareholder meeting, we knew it was going to be a big topic. And that’s fair enough, right, because we have a clearly superior financial offer. So investors are trying to weigh the regulatory odds of both transactions. I mean, let’s be honest, both of these transactions are going to get a great deal of regulatory scrutiny. And it is possible that neither transaction gets approved by the DOJ and is going to end up in a litigation. So I think that’s a fact for both of the potential opportunities.

In terms of the JetBlue-Spirit combination, we did a lot of work on this before we stepped forward. We knew the regulatory path was the one that would create the most scrutiny. And so we did a lot of work, and it’s really predicated on some of the things I outlined earlier: first of all, the JetBlue Effect. And don’t believe the JetBlue guy, read the DOJ complaint in 2021. We’ve done a lot of work to substantiate and make sure that the JetBlue Effect is alive and well. And the reason that the JetBlue Effect is much more significant than an ultra-low-cost carrier effect is that when JetBlue arrives on a market, that our competitors react, they respond, they match pricing, they’ll add flights, they’ll change schedules. That doesn’t always happen with the ultra-low-cost carriers. So we bring a much broader effect to the market than just flying the ultra-low-cost carriers.

Secondly, we’ve made very clear divestiture commitments upfront. So in the Northeast, NEA airports, Boston, LaGuardia, JFK and Newark, we will divest all of Spirit’s assets, allowing those – that ultra-low-cost capacity to be replaced by another ultra-low-cost airline or whoever we are instructed to consider. We’ve also – when you look at the overlap, the only market that really kind of goes up to anything like a level of concern potentially is Fort Lauderdale.

Now, we could take a line on that and say we’re going to leave that where it is, because there are still 22 airports in the US that have an airline with more share than we would have in Fort Lauderdale, but we recognize the challenge. And so we’ve upfront enabled the divestiture of gates in Fort Lauderdale. So, that will allow the ultra-low-cost carrier segment to continue to grow. The ultra-low-cost carrier segment in the US is alive and well.

You’re still going to have a Frontier, you’ve got Avelo, you’ve got Breeze, you’ve got Sun Country, Allegiant. There are lots of airlines around that can backfill that capacity to make sure that it can fly. So all of that, plus this complete red herring of the NEA.

Look, we’ll win the NEA, because – which we believe we will because it’s pro-competition, and so it’s a moot point, or we’ll lose the NEA, in which case it’s gone and it’s a moot point. So, the fact that Spirit say to us, we can’t even consider this with the NEA, again, is a red herring designed to protect the deal that they had already created with Frontier.

Fitz Middleton Analyst, Bank of America	Q

Great. And then maybe one follow-on to that is you’ve walked through the scenario in which you would consider raising the bid. Have you thought about or had discussions around what scenarios you would consider raising the break-up fee and kind of how does that work into your thought process?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Well, I mean, again, let’s take this one step at a time. I mean, we think what we put forward is a very reasonable offer. It’s a clearly superior offer. It’s cash, it’s certain, the break-up fee is really we did a lot of work in terms of transactions of what the right break-up fee is. So, we feel that our transaction is already superior. Frontier have offered no break-up fee.

By the way, again, there’s a lot of misinformation flying around here. So when this was initially launched, it was always this East Coast and West Coast airline, and comments were made about all the overlap between JetBlue and Spirit. There was a lot more – there’s double the amount of route overlap between Frontier and Spirit, and JetBlue and Spirit. And so, again, we believe that all of those things mean that the offer we put on the table is very strong. We just want the ability to engage and have a negotiation the same way that Spirit or Frontier had been negotiating this for months.

Fitz Middleton Analyst, Bank of America	Q

Fair. And then maybe I’ll ask one more and open it up to the room. You talked about the crew members and stakeholders. How do you think about the employees of both companies and winning them over? And how important is that to the overall process?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. Look, we have a great deal of admiration for all the team members at Spirit. A lot of – we hyphen Spirit regularly as well. And so, we’re very excited about that. We are in an environment, as you know, where staffing and skill shortages in certain professions exist. The pilot issue is quite well-known, but there’s maintenance and tech ops and other areas. And so to have this kind of skilled, talented workforce that we could integrate with our own, we’re very excited about that. And I believe that team members at Spirit are excited about potentially becoming JetBlue crew members as well.

Fitz Middleton Analyst, Bank of America	Q

Great. Maybe we’ll open it up to the audience and give anybody a chance to ask a question, if there are any. Okay. We’ll keep going. So maybe follow-up on the pilots, changing gears a bit, how do you think about the pilot workforce right now? How do you think about attrition or recruiting kind of long term having a compelling place to work and hiring pilots with or without...

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Sure.

Fitz Middleton Analyst, Bank of America	Q

...the deal?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

No, I mean, I think the – I think everyone understands what’s happened with the supply of pilots. With COVID, we did have a number of pilots take early retirement. And as the industry is coming back now, we’re needing to hire to replace those pilots. We definitely, like other airlines, have seen an increase in that pilot attrition. So what that means is, if your attrition rates are, say, 2x to 3x of what you’ve historically seen, then you need to hire more pilots just to stand still. And so that creates a lot more training capacity you have to create. So you’ve got to go out and get more flying instructors, you’ve got to make sure you’ve got additional sim time available, check airmen. You need to hire more check airmen, and they’re the pilots that sort of take the new pilots out the training school and get them ready for their first flight.

So all of those things have to be scaled up. And I think some of the bumps and bruises that you’ve seen in the last several months on different airlines, including JetBlue on this, have just been really teething pains as we kind of made that adjustment. So, I certainly think that we’re going to be in a heightened world of attrition here. I think the other thing you are likely to see is a convergence of pay rates between pilots in different airlines. Now historically the legacy airlines have paid the most. You’ve had airlines, the middle ranking airlines like JetBlue, and then you have the low-cost airlines. I think you’re going to see that converge, and I think you’re going to continue to see pilot wage inflation over the next several years until the supply/demand – until the supply/demand equation is better in balance.

We got ahead of this at JetBlue. I mean, we created our own Gateway programs. We started four years ago. We’ve already now got well over 100 pilots coming – who have come out of that, flying with us today. We have hundreds of pilots in the pipeline, who will be coming out the next few years. And so – and we’ve also opened it up to families of JetBlue. So if you work for JetBlue, and you work for JetBlue for three years, and you got family member who wants to learn to be a pilot, we’ll put you through one of our Gateway programs. We have a lot of JetBlue crew members from other professions, whether it’s in-flight, ground ops, who have now trained to be pilots or in that process.

So, it’s a great cultural opportunity. It’s also a way of maintaining people in your company and giving them a sense of why working at JetBlue is truly different, because I can really do whatever I want to do, including flying an airplane. And in fact, I was talking to – we got one of our pilots who started on the ramp, and then he was in-flight, and now he’s a 320/321 captain. And then I just said goodbye to one of our in-flight crew members the other day, and she’s off to go through the Gateway program to learn to fly. So there’s amazing stories. We have a new first officer, and she’s the daughter of a former – our former general manager in Bermuda. Now she’s a JetBlue first officer. So there’s all these amazing stories that really are truly inspiring to see how these people have kind of developed their career and ended up flying an airplane.

Fitz Middleton Analyst, Bank of America	Q

Great. Anyone in the audience?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

That’s tough crowd.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

[ph] Quite fun (27:19).

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah.

Fitz Middleton Analyst, Bank of America	Q

Over here. All right.

Q

Hey, from a former JetBlue first officer, I believe you have an amazing training program. So that’s where I got my start, so thank you for that.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Why don’t you – [indiscernible] (27:35).

Q

That’s my third airline, can you believe it? Did the pandemic delay your move to move forward with this merger attempt? Was this something that was possibly delayed by world events? And why did it now come to fruition that, when Frontier made the move, then you made the move...

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah.

Q

...to say we’re interested also?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. Well, I think a couple of things. So, certainly, every airline is always looking at sort of the landscape and what the options are. And as many of you know, we did make an effort to acquire Virgin America several years ago which didn’t work. So, we certainly – we were – we’ve been looking at Spirit and other airlines potential combinations. We felt Spirit made a lot of sense because of the fleet simplicity and some of the sort of geographic overlap. Because how I think about this transaction is not transformational in terms of strategy for JetBlue, but it’s transformational in terms of our timeline to accelerate that much more quickly.

Also, airline valuations were much higher back then in 2018, 2019, so when is the right time? Of course then you come into COVID, I think we were very creative during COVID, because the NEA came out of COVID, and it was really was how do we find a way to make sure as we come out of COVID, JetBlue can accelerate its growth rate, and do it in a way that’s very efficient from a capital perspective? And so, the NEA was born out of that.

And it really – considering an investment of this size, you really want to kind of make sure that you’re sort of well into the recovery period before you do it. And then, obviously, once the Frontier thing was announced, then you have a period of time to react. The good news is we’ve done a lot of the work many years ago, so it was still there that we can sort of go back and update. Normally, you get a call, because people want to do a market check. I mean, we got engaged effectively with Virgin America because we got a call saying, hey, we’re thinking of this, and [ph] we’re (29:43) thinking of putting the airline up for sale, and we want to know if there’s an interest. That didn’t happen here, so we were surprised about that. It’s not like it’s a long list of people to call.

Fitz Middleton Analyst, Bank of America	Q

Anyone else? Okay. We have a little over a minute.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

[ph] You probably just have one (30:01) question for Ursula.

Fitz Middleton Analyst, Bank of America	Q

Yeah. That’s where we’re going. So, Ursula, can you maybe – I’m going to throw two out there. One, how do you think about the balance sheet right now? And then two, as you kind of look at costs and CASM ex, are there any buckets in there that we could see costs ease, whether it’s on a unit cost or a total cost basis?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Yes. So on the balance sheet, we entered COVID with the second best balance sheet in the industry. We obviously fared pretty well as we navigated through COVID. We tapped a multitude of markets. I don’t think there was a market we didn’t tap like everyone else, but we already started de-levering. I mean, we target 30% to 40% debt-to-cap, and we’re at 54%. So still a little ways to go.

Obviously, in the context of the Spirit transaction, we still have a really strong balance sheet, which puts us in a position to have an all-cash offer. So, I feel very confident that even at the peak leverage that we would incur, if the transaction is successful, it’s still going to be below the median within the industry in terms of debt level. And so, very quickly, we envision producing cash to start to de-lever once the combination occurs.

And so as to balance sheet, on our cost structure, costs, we continue to be laser-focused on the underlying cost story. We had made significant progress with our structural cost program coming into COVID. We printed the best unit cost performance we had had in over 10 years in 2019. And as we’ve navigated through COVID, and obviously we had a misstep in April operationally, it’s been hard to see the underlying cost improvement because it’s been masked. We will see progressive improvement throughout the remainder of this year in the underlying unit cost structure. Then next year, the goal is to get back to low-single-digit CASM ex-fuel growth. We believe that that’s the right level for us. We’ve been working with some external consultants to come up with and define the next set of structural cost initiatives that we’re going to be driving and implementing to ensure that we do hit that low-single-digit CASM ex-fuel number.

So, we intend to share more about that program in the months ahead, but continue, I mean, having a better cost structure than the legacies is key to JetBlue’s success not only in the short term but the long term.

Fitz Middleton

Analyst, Bank of America

Great. Perfect. Anyone else in the audience before we let them go? Okay. Well, thank you both, Robin, Ursula, and JetBlue, the whole team, for being here today. We appreciate your support of the conference.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

It’s just great being back in person.

Ursula Hurley

Chief Financial Officer, JetBlue Airways Corp.

It is.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Can we all be excited about that? Yeah.

Fitz Middleton

Analyst, Bank of America

Thank you.